Exhibit 99. (h)(4)

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of September 26 , 2024 by and between each management investment company listed on Exhibit A hereto (each, a “Fund,” and, collectively, the “Funds” as applicable), each a separate series of WisdomTree Trust, a Delaware statutory trust, and The Bank of New York Mellon (“BNY Mellon”), a New York corporation authorized to do a banking business. BNY Mellon and each Fund are collectively referred to as the “Parties” and individually as a “Party.” This Agreement shall be effective on September 24, 2024 or such other date as the Funds and BNY Mellon may agree in writing (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, each Fund desires to retain BNY Mellon to provide for each Fund the services described herein and on Schedule I hereto, and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean each person, whether or not an officer or an employee of a Fund, duly authorized to execute this Agreement and to give Instructions on behalf of such Fund as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto. From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit B actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean a Fund’s board of directors, board of trustees, general partner or manager, as applicable.

“Confidential Information” shall have the meaning given in Section 21 of this Agreement.

“Documents” shall mean such documents, including but not limited to, Board resolutions, including resolutions of a Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Electronic Access Services” means such services made available by BNY Mellon or a BNY Mellon Affiliate to the Funds to electronically access information relating to the Accounts and/or transmit Instructions.

“Instructions” shall mean, with respect to this Agreement, instructions issued to BNY Mellon by way of (a) one of the following methods (each as and to the extent specified by BNY Mellon as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that appear on their face to have been transmitted by an Authorized Person.

“Investment Advisor” shall mean the entity identified by the Funds to BNY Mellon as the entity having investment responsibility with respect to the Funds.

“Key Personnel” means (i) the designated primary relationship individual and service individual assigned to the Funds as of the Effective Date, (ii) the BNY Mellon personnel identified by BNY Mellon as the primary points of contact for each BNY Mellon function, and (iii) such other personnel as assigned from time to time in accordance with Sections 5(q) and 5(r) of this Agreement.

“Net Asset Value” shall mean the per share value of a Fund, calculated in the manner described in the Fund’s Offering Materials and the Fund’s current valuation policy.

“Offering Materials” shall mean a Fund’s currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Fund, including any amendments and supplements thereto.

“Oral Instructions” shall mean, with respect to this Agreement, spoken instructions received by BNY Mellon under permissible circumstances agreed by the Funds and BNY Mellon, all in such manner and in accordance with such testing and authentication procedures as the Parties shall agree upon from time to time, and reasonably believed by BNY Mellon to be from an Authorized Person.

“Organizational Documents” shall mean certified copies of a Fund’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, declaration of trust, trust instrument, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to a Fund, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of a Fund.

2.	Appointment.

Each Fund hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.	Representations and Warranties; Covenants.

(a)       Each Fund hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

I.       It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

II.       This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

III.       The Fund’s Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification;

IV.       There is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

V.       The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Funds. To the extent the performance of any Valuation Support and Computation Accounting services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, net asset value or other computation, as the case may be, or, instruct BNY Mellon in writing to value securities and/or compute Net Asset Value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;

VI.       The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to a Fund or to a sponsor of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to such Fund or a sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of the Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

VII.       Each person named on Exhibit B hereto is duly authorized by the Fund to be an Authorized Person hereunder;

VIII.       It has implemented, and will act in accordance with, procedures reasonably designed to comply with the provisions of the 1940 Act with respect to the dissemination of the net asset value calculation provided by BNY Mellon.

IX.       Without limiting the provisions of Section 21 below, the Fund shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (A) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel, (B) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY Mellon (such approval not to be unreasonably withheld), (C) to any other person when required by applicable law, a court order or legal process, (D) as agreed in writing by BNY Mellon or (E) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Fund shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of the Fund’s obligations of confidentiality hereunder; and

X.       The Fund shall promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations filed or commenced against the Fund or the Board that are related to this Agreement or that might materially adversely impact the Fund’s ability to perform its obligations under the Agreement.

(b)	BNY Mellon hereby represents and warrants to each Fund, which representations and warranties shall be deemed to be continuing, that:

I.       It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

II.       This Agreement has been duly authorized, executed and delivered by BNY Mellon in accordance with all requisite corporate action and constitutes a valid and legally binding obligation of BNY Mellon, enforceable in accordance with its terms;

III.       It is in compliance, in all material respects, with laws and regulations applicable to BNY Mellon in its capacity as a service provider hereunder;

IV.       No legal or administrative proceedings have been instituted or threatened which would materially impair BNY Mellon’s ability to perform its duties and obligations under this Agreement and BNY will notify the Funds, except as may be prohibited by applicable law, rule or agreement between BNY Mellon and any governmental authority, of any publicly filed legal, regulatory or administrative proceedings that have been instituted, which would materially impair BNY Mellon’s ability to perform its duties and obligations under this Agreement;

V.       BNY Mellon’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of BNY Mellon or any law or regulation applicable to it; and

VI.       BNY Mellon has and will continue to have access to the necessary facilities, equipment and personnel with suitable training, education, experience and skill to perform the services under this Agreement.

4.	Delivery of Documents.

Each Fund shall promptly provide, deliver, or cause to be delivered, from time to time, to BNY Mellon the Fund’s Organizational Documents and Documents and other materials used in the distribution of Shares, and all amendments thereto, as may be necessary for BNY Mellon to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.

5.	Matters Regarding BNY Mellon.

(a)       Subject to the direction and control of each Fund’s Board and the provisions of this Agreement, BNY Mellon shall provide to the Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b)         Certain service level agreements are set forth in Service Level Agreement executed as of the Effective Date.

(c)       In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel necessary to provide its services hereunder.

(d)       BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records other than as specifically provided in this Agreement or other services normally performed by the Funds’ respective counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person, and each Fund acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to a Fund, unless the parties hereto expressly agree in writing to any such increase in the scope of services.

The Parties agree that any new fees to be charged to the Fund that are related to any changes to the services required by any new or revised regulatory or other requirements shall be agreed upon in advance. Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent auditors and accountants, current administrator (if any), transfer agent, and any other service provider (except if any such service provider is BNY Mellon or a BNY Mellon Affiliate) to cooperate with BNY Mellon and to provide BNY Mellon, upon its reasonable request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons and which, in the opinion of BNY Mellon, is reasonably necessary in order to enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of a Fund to provide any information, documents or advice, or the failure of a Fund to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by the applicable Fund when acting in accordance with such information, documents or advice relating to that Fund. All fees or costs charged by such persons shall be borne by the appropriate Fund. In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third-party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information (other than the initial controls and tolerance verification steps referred to below).

(e)       Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(f)       Each Fund shall furnish BNY Mellon with any and all Instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state, or foreign income taxes unless a Fund shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value or the appropriate tax accrual rate to be applied and to be used by BNY Mellon to calculate such amount. Each Fund shall also furnish BNY Mellon with bid, offer, or market values of securities if BNY Mellon notifies such Fund that (i) the same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Investment Adviser, on behalf of the Fund, or the Fund directs BNY Mellon to utilize, and which (ii) BNY Mellon in its reasonable judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Investment Adviser, on behalf of a Fund, also may furnish BNY Mellon with bid, offer, or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service that is not routinely utilized in the industry for pricing securities generally. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the applicable Fund. Notwithstanding the foregoing, BNY Mellon shall provide an initial control over the reliability of the pricing information received from pricing sources by reviewing reports generated from its automated price flagging systems and performing other tolerance verification steps each as mutually agreed upon from time to time between the Parties.

(g)       BNY Mellon may apply to an Authorized Person for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for any Fund, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it consistent with the Standard of Care and in accordance with such Instructions. Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(h)       BNY Mellon may consult with counsel to the appropriate Fund or its own counsel. To the extent BNY Mellon notifies the Funds of such advice, and the Funds, acting reasonably and in good faith, concur that reliance on such advice is reasonable as it relates to the Funds, BNY Mellon shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(i)       Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto. Further, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY Mellon is solely responsible for processing such securities, as identified by a Fund or an Authorized Person, in accordance with

U.S. tax laws and regulations.

(j)       BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(k)     BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by or on behalf of a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of the Fund’s liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and the amounts receivable or the amounts payable for the sale or redemption of Fund Shares effected by or on behalf of the Fund. In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which a Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing and subject to the initial control over the reliability of pricing information received from securities pricing vendors described in Section 5(e) above, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this sub-section even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(l)       BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(m)       BNY Mellon shall not be responsible for damages or be liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by any event beyond its reasonable control, including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, failure of the mails, communications or computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. BNY Mellon will promptly notify the Fund upon the occurrence of any such event and will use commercially reasonable efforts to minimize the effect of any such events. For the avoidance of doubt, the occurrence of any such event will not relieve BNY Mellon of its obligations to execute its business continuity and/or disaster recovery plans as described in Section 5(l), Section 5(m) and Exhibit D. In the event that the Fund reasonably believes that the occurrence of any such event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than three (3) consecutive business days, the Fund may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, at the Funds’ expense, contracting with another service provider to provide such services during such period and/or engaging the Investment Advisor or an affiliate of the Investment Advisor to perform such services during such period; provided, that the Fund shall consult with BNY Mellon in good faith in connection with any such mitigation and BNY Mellon shall provide the Fund reasonable assistance in good faith in connection therewith; provided, further, that BNY Mellon shall resume providing, and the Funds shall pay for, such services when BNY Mellon resumes providing them, unless the Fund has terminated this Agreement pursuant to the terms of Section 12(c). Notwithstanding anything set forth in this Section 5(k), (i) in no event shall the Funds be obligated to pay any fees under this Agreement to BNY Mellon with respect to any services not actually provided during any event described in this Section 5(k), and (ii) the Funds shall have no responsibility to pay BNY Mellon for services temporarily performed by the Investment Advisor or a third party service provider. BNY Mellon shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation reasonably deemed necessary by BNY Mellon in the performance of its duties under this Agreement.

(n)       BNY Mellon has implemented and shall maintain in effect at all times during the terms of this Agreement, business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provision of services hereunder, and will be tested at least annually to validate whether the recovery strategies, requirements, and protocols are viable and sustainable. Such plans will, at a minimum, make reasonable provision for (i) periodic back-up of the computer files and data with respect to the Funds, (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, BNY Mellon shall provide a high-level presentation summarizing such plan.

(o)       BNY Mellon will establish, implement, maintain and periodically test systems, plans and procedures relating to data and cyber security, data privacy, disaster recovery and business continuity with respect to the services provided pursuant to this Agreement. BNY Mellon will implement an information security program consistent with the Information Security Program set forth in Exhibit C for the protection of information received from the Fund in connection with this Agreement.

(p)       BNY Mellon shall provide the Funds, as they may reasonably request, with a SOC 1 report (or any comparable successor report thereto) by independent public accountants on BNY Mellon’s system, relating to the services provided by BNY Mellon under this Agreement.

(q)       BNY Mellon will make commercially reasonable efforts to not remove or replace with any other person, any Key Personnel without providing notice to the Funds, unless such Key Personnel is being terminated or suspended or notification is not practicable under the circumstances.

(r)       The Funds may reasonably request the replacement of Key Personnel during the term of this Agreement, and BNY Mellon will comply with such requests except as prohibited by applicable law and on a commercially reasonable basis within a reasonable amount of time. The Parties may agree upon other conditions relating to Key Personnel from time to time.

(s)       BNY Mellon will establish a governance structure for the provision of services to the Fund and will consult with the Funds with respect to the appointment of persons to the positions for internal face-off on day-to-day matters.

6.	Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws and state and other applicable securities laws of the Fund or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy materials to such Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers, and/or members, as may be applicable.

7.	Portfolio Compliance Services.

(a)       BNY Mellon shall provide each Fund with the portfolio compliance services referred to on Schedule I (the “Portfolio Compliance Services”), such services to be provided pursuant to the terms of this Section 7. The precise compliance review and testing services to be provided shall be as directed by a Fund and as mutually agreed between BNY Mellon and the Fund, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by a Fund. BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed on Schedule I.

(b)       A Fund will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) days of its receipt. The Fund agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Summary Report. The Fund further acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within 10 days, such Compliance Summary Report shall be deemed final and shall not be reissued; provided, however, that if an error, omission or discrepancy is identified after 10 days by either BNY Mellon or a Fund, BNY Mellon will assist and cooperate with the affected Fund to document and retain, as appropriate, the details of such error, omission or discrepancy. In addition, if the Fund confirms the existence of any out of compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY Mellon of such condition within one (1) business day after discovery thereof.

(c)       While BNY Mellon will endeavor to identify out of compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event BNY Mellon fails to identify an out of compliance condition, BNY Mellon shall not be liable under the terms of this Agreement for such failure. For the avoidance of doubt, this Paragraph (c) relates only to BNY Mellon’s failure to identify an out of compliance condition and does not absolve BNY Mellon of potential liability under the terms of this Agreement for any action or inaction by it that may have caused such non-compliance.

8.	Rule 38a-1 and Regulatory Administration Services.

(a)       If Schedule I contains a requirement for BNY Mellon to provide the Fund with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b)       Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person.

(c)       All work product produced by BNY Mellon in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by a Fund and by the Fund’s legal counsel. The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of a Fund and/or its chief compliance officer (the “Fund’s CCO”), as applicable. BNY Mellon disclaims liability to a Fund, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund’s CCO and the adequacy and effectiveness of the Fund’s compliance program.

9.	Standard of Care; Indemnification; Insurance.

(a)       In no event will a Party be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if such party has been advised of the possibility of such losses or damages).

(b)       In performing its duties under this Agreement, BNY Mellon will exercise the standard of care and diligence that a prudent professional administrator responsible for providing administrative, compliance, valuation and computation services to registered investment companies would observe in these affairs and shall act without bad faith, negligence, willful misconduct, willful misfeasance, fraud, or reckless disregard of its duties and obligations under this Agreement (the “Standard of Care”), and except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against a Fund, except those costs, expenses, damages, liabilities or claims to the extent arising out of BNY Mellon’s or any BNY Mellon Affiliate’s failure to meet the Standard of Care. BNY Mellon and any BNY Mellon Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by a Fund, or for delays caused by circumstances beyond BNY Mellon’s reasonable control, unless such loss, damage or expense arises out of BNY Mellon’s or any BNY Mellon Affiliate’s failure to meet the Standard of Care. Except as may otherwise be provided in an agreement between the parties, BNY Mellon’s cumulative maximum liability to the Funds and all persons claiming through the Funds for any losses whatsoever (including but not limited to those arising out of or related to this Agreement in any respect) and regardless of the form of action or legal theory shall not exceed the cumulative fees received by BNY Mellon for services provided by BNY Mellon hereunder during the twelve months immediately prior to the date of the first reported loss.

(c)       Each Fund shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate in accordance with the Standard of Care or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund’s Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions, or (iv) any opinion of legal counsel for such Fund or BNY Mellon (consistent with sub-section 5(h)), or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement, provided, that no Fund shall indemnify BNY Mellon nor any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding sub-section 9(b). This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement with respect to any Fund. Without limiting the generality of the foregoing, each Fund shall indemnify BNY Mellon and any BNY Mellon Affiliate against and save BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damages or expenses, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

I.       Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by or on behalf of a Fund, by an Authorized Person, or by an authorized third party on behalf of the Fund;

II.       Any action or inaction reasonably taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of the Fund or otherwise in accordance with the Standard of Care;

III.      Any action taken or omitted to be taken by BNY Mellon in good faith in accordance with the advice or opinion of counsel for a Fund or its own counsel (consistent with sub-section 5(h));

IV.       Any use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement that is in contravention of law or contractual arrangements applicable to the Fund or its agents, distributor or investment advisor;

V.       The method of valuation of the securities and the method of computing each Fund’s net asset value as set forth in the Offering Materials of the Fund, provided that BNY Mellon has adhered to such method in accordance with the Standard of Care;

VI.       Any valuation provided by a Fund with respect to securities or other assets, or any net asset value provided by a Fund; or

VII.       Any action or inaction reasonably taken or omitted to be taken in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for a Fund or its own counsel (consistent with sub-section 5(h)), shall be conclusively presumed to have been taken or omitted in good faith.

(d)       Subject to the limitations of liability set forth in Sections 9(a) and 9(b) with respect to BNY Mellon, BNY Mellon shall indemnify and hold harmless the Funds from and against losses, costs, expenses, damages, and liabilities (including reasonable attorneys’ fees and expenses), incurred by the Fund, as the result of BNY Mellon’s or a BNY Mellon Affiliate’s failure to meet the Standard of Care. This indemnity shall be a continuing obligation of BNY Mellon, its successors and assigns, notwithstanding the termination of this Agreement.

(e)       BNY Mellon will maintain, at all times during the term of this Agreement, errors and omissions insurance, fidelity bonds and such other insurance as BNY Mellon may deem appropriate, in each case in a commercially reasonable amount deemed by BNY Mellon to be sufficient to cover its potential liabilities under this Agreement, including without limitation cyber- liability insurance coverage deemed by BNY Mellon to be appropriate. Upon request, BNY Mellon agrees to provide the Funds with certificates of insurance.

(f)       In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of a claim for which either Party may be required to indemnify the other, the Party seeking indemnification shall promptly notify the other Party of such assertion, and shall keep the other Party advised with respect to all material developments concerning such claim. The Party who may be required to indemnify shall have the right to control the defense of the claim, and the Party seeking indemnification shall have the option to participate in the defense of such claim, at its own cost and expense. The Party seeking indemnification will cooperate reasonably, at the indemnifying Party’s expense, with the indemnifying Party in the defense of such claim; provided, however, that the Party seeking indemnification shall not be required to take any action that would impair any claim it may have against the indemnifying Party. The Party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other Party may be required to indemnify it except with the other Party’s prior written consent. The indemnifying Party shall not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Party seeking indemnification, which consent shall not be unreasonably withheld, delayed or conditioned.

10.	Compensation.

For the services provided hereunder, each Fund agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by the Fund and BNY Mellon from time to time and such reasonable out-of-pocket expenses (e.g., postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly and shall be due and payable promptly after receipt of the invoice. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY Mellon, each Fund’s Net Asset Value shall be computed at the times and in the manner specified in the Fund’s Offering Materials and its current valuation policy.

11.	Records; Site Visits.

(a)       The books and records pertaining to each Fund which are in the possession or under the control of BNY Mellon shall be the property of the Fund. Each Fund, and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of a Fund, copies of any such books and records shall be provided by BNY Mellon to the Fund or to an Authorized Person including in connection with any regulatory request or examination, at the Fund’s expense.

(b)       BNY Mellon shall keep all books and records with respect to each Fund’s books of account, records of the Fund’s securities transactions and all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder. In addition, upon notification by a Fund that it is in receipt of or otherwise subject to a court order, regulatory request or order, subpoena, or other similar action or context necessitating the preservation of certain records maintained by BNY Mellon for the Fund, BNY Mellon shall promptly implement reasonable measures to preserve such records in accordance with the duration or other direction specified by the Fund in accordance with BNY Mellon’s policies and procedures and cooperate in the provision to the Fund of such records; provided, however, that if BNY Mellon is not able to accommodate any such request, it will reasonably assist the Fund in its efforts to preserve such records, including by transmitting such records to the Fund.

(e) In addition to the foregoing, during the term of the Agreement, authorized representatives of the Funds may conduct periodic site visits of BNY Mellon’s facilities and inspect BNY Mellon’s records and procedures solely as they pertain to BNY Mellon’s services for the Funds under or pursuant to the Agreement. Such inspections shall occur during BNY Mellon’s regular business hours and shall be subject to availability of personnel to facilitate such site visits and to BNY Mellon’s confidentiality and security requirements.

12.	Term of Agreement.

(a)       This Agreement shall commence on the Effective Date and, unless terminated pursuant to its terms, shall continue in effect until 11:59 PM (Eastern time) on the date which is the third anniversary of the Effective Date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)       This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless a Fund or BNY Mellon gives written notice to the other Party of its intent not to renew and such notice is received by the other Party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a "Non-Renewal Notice"). In the event a Party provides a Non-Renewal Notice, this Agreement shall terminate with respect to the relevant Fund at 11:59 PM (Eastern time) on the last day of the Initial Term or Renewal Term, as applicable.

(c)      Notwithstanding Sections 12(a) and (b), if a Fund or BNY Mellon materially breaches this Agreement (a “Defaulting Party”), the other Party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving at least thirty (30) days’ written notice of termination to Defaulting Party (a "Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM (Eastern time) on the last day of the applicable notice period following the date the Breach Termination Notice is given by the Non-Defaulting Party, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)       To the extent BNY Mellon receives a Red, Amber, Green (“RAG”) rating of “red” for a given Key Performance Indicator (“KPI”) as specified in the Service Level Agreement for two consecutive months (or other measurement period for such Service Level, if applicable), this shall constitute a “Service Level Deep Default.” BNY Mellon shall have a period of two (2) months (or two (2) consecutive measurement periods, if applicable) in which to cure the Service Level Deep Default (the “Cure Period”). If, during the Cure Period, BNY receives two or more red RAG ratings for the KPI that triggered a Service Level Deep Default, the Funds may terminate the Agreement with respect to that service upon thirty (30) days’ written notice to BNY Mellon.

(e)       Notwithstanding any other provision of this Agreement, BNY Mellon or a Fund may in its sole discretion terminate this Agreement immediately (and, in the case of BNY Mellon, with respect to a particular Fund) by sending notice thereof to the other Party upon the happening of any of the following: (i) the other Party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such other Party any such case or proceeding; (ii) the other Party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such Party or any substantial part of its property or there is commenced against such other Party any such case or proceeding; (iii) the other Party makes a general assignment for the benefit of creditors; or (iv) the other Party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. BNY Mellon or the Funds may exercise their termination right under this Section 12(d) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNY Mellon or the Funds of their termination right under this Section 12(d) shall be without any prejudice to any other remedies or rights available to BNY Mellon or the Funds and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 18 below, notice of termination under this Section 12(d) shall be considered given and effective when given, not when received.

(f)       Notwithstanding any provision of this Section 12 to the contrary, in the event that this Agreement is terminated in its entirety, the Parties agree to continue operating under the terms of this Agreement as if this Agreement remained in full force and effect for up to one (1) year or for such shorter period of time as the Parties mutually agree is necessary for BNY Mellon to transfer the books and records pertaining to the Fund or Funds which are in BNY Mellon’s possession or control to a successor service provider (the “Transition Period”); provided, that during any such Transition Period, BNY Mellon will be entitled to compensation for BNY Mellon’s Transition Period services pursuant to Section 10 and the provisions of this Agreement relating to the duties and obligations of BNY Mellon will remain in full force and effect.

13.	Amendment; New Funds.

(a)       This Agreement may not be amended, changed or modified in any manner except by a written agreement duly executed by BNY Mellon and each Fund to be bound thereby, provided that BNY Mellon shall not unreasonably withhold, delay or condition its agreement to the addition of a Fund to the list of Funds serviced under the Agreement.

14.	Assignment; Subcontracting.

(a)       This Agreement shall extend to and shall be binding upon the Parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by a Fund without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Fund. For the avoidance of doubt, (i) this Section 14(a) shall not apply to the merger, reorganization or consolidation of a Fund with another entity to which BNY Mellon provides administrative, compliance, valuation or computation services or similar services, the sale by a Fund of all, or substantially all of, its assets to another entity to which BNY Mellon provides administrative, compliance, valuation or computation services or similar services, or the liquidation or dissolution of a Fund and the distribution of such Fund’s assets, and (ii) without limiting the provisions of the first sentence of this Section 14(a), BNY Mellon shall have no right to prevent the merger, reorganization or consolidation of a Fund with another entity. BNY Mellon shall notify the Funds promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of BNY Mellon; provided that such information is publicly available information and that BNY Mellon makes such information available to its clients generally.

(b)       Notwithstanding the foregoing, and subject to any separate agreement between the parties, (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale or transfer of a majority or more of its assets, equity interests or voting control, provided that (A) BNY Mellon gives a Fund at least ninety (90) days' prior written notice (or such shorter notice as may be commercially practicable under the circumstances, as determined by BNY Mellon in good faith) of such assignment or transfer, (B) such assignment or transfer, in any such case, does not impair the provision of services under this Agreement in any material respect, , and (C) the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon, provided further, that if BNY Mellon assigns or transfers this Agreement pursuant to this Section 14(b)(i) to a non-BNY Mellon Affiliate without the written consent of the Funds, the Funds shall have the option, exercisable for ninety (90) days after receiving written notice of such assignment or transfer (or for such longer period as may be mutually agreed by the parties), to terminate this Agreement with respect to the Funds, (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate or to any unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder; and (iii) BNY Mellon, in the course of providing certain additional services requested by the Funds, including but not limited to, Typesetting, Money Market Fund, or eBoard Book services (“Vendor Eligible Services”), as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer, or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality. BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and a Fund is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c)       As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, a Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to a Fund.

15.	Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself of its assets, immunity from any suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it thereby waives, such immunity. .

16.	Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

17.	No Waiver.

Each and every right granted to BNY Mellon or any of the Funds hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY Mellon or any Fund to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon or any Fund of any right preclude any other or future exercise thereof or the exercise of any other right.

18.	Notices.

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), notices given hereunder will be: (a) addressed to BNY Mellon or the Funds at the address or email address set forth below (or such other address as either Party may designate in writing to the other Party) and (b) delivered either (i) by hand delivery, by certified mail, or by overnight delivery service, in each case with receipt acknowledged and postage or charges prepaid or (ii) by email (as a signed attachment) with confirmation of email receipt. All notices given in accordance with this Section will be effective upon receipt.

if to a Fund, at:

WisdomTree Trust
250 W. 34th Street
3rd Floor

New York, NY 10119
Attn: General Counsel

Email: Legalnotice@wisdomtree.com

if to BNY Mellon, at:

BNY Mellon

240 Greenwich Street

New York, New York 10286
Attention: ETF Operations

with a copy to:

The Bank of New York Mellon
240 Greenwich Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

19.	Counterparts/Headings.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument. All headings in this Agreement are for reference purposes only and not intended to affect in any way the interpretation or meaning of this Agreement.

20.	Several Obligations.

(a)       The Parties acknowledge that the rights and obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

21.	Confidentiality.

(a)       BNY Mellon shall keep confidential any information relating to a Fund’s business and each Fund shall keep confidential any information relating to BNY Mellon’s business (each, “Confidential Information”), except as expressly agreed in writing by the protected Party. Confidential Information shall include (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Fund or BNY Mellon and their respective subsidiaries and affiliated companies; (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNY Mellon a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (iv) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (A) is already known to the receiving Party at the time it is obtained; (B) is or becomes publicly known or available through no wrongful act of the receiving Party; (C) is rightfully received from a third party who, to the best of the receiving Party’s knowledge, is not under a duty of confidentiality; (D) is released by the protected Party to a third party without restriction; (E) is requested or required to be disclosed by the receiving Party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (F) is relevant to the defense of any claim or cause of action asserted against the receiving Party; (G) is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review at the request of the Fund; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving Party. The Parties acknowledge that the existence and the terms of this Agreement may be publicly disclosed by the Funds pursuant to applicable law. Except as otherwise provided in this Agreement, nothing herein is intended to transfer ownership of the Funds’ Confidential Information to BNY Mellon. Provisions authorizing the disclosure of information shall survive any termination of this Agreement. The obligations set forth in this Section 21 shall survive any termination of this Agreement for a period of one (1) year after such termination.

(b)       Without limiting the generality of the preceding paragraph (a), BNY Mellon acknowledges and agrees that the Funds are prohibited by law from making selective public disclosure of information regarding portfolio holdings, that disclosure of any and all such information to BNY Mellon hereunder is made strictly under the conditions of confidentiality set forth in Section 21(a) hereof and solely for the purposes of the performance of accounting and administration services hereunder and that BNY Mellon shall apprise all such persons having access of the obligation hereunder and under applicable law to prevent unauthorized disclosure of such confidential information.

(c)       The parties acknowledge and agree that any breach of Section 21(a) hereof would cause not only financial damage, but irreparable harm to the other party, for which money damages will not provide an adequate remedy. Accordingly, in the event of a breach of Section 21(a) hereof, the non-breaching Party shall (in addition to all other rights and remedies they may have pursuant to this Agreement and at law or in equity) be entitled to an injunction, without the necessity of posting any bond or surety, to restrain disclosure or misuse, in whole or in part, of any information in violation of Section 21(a) hereof.

(d)       The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) each Fund consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of the Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer. Each Fund confirms that it is authorized to consent to the foregoing.

22.	Disclosure of Certain Regulatory Matters.

At the request of the Funds, and provided that disclosure by BNY Mellon is not prohibited by applicable law, rule or agreement between BNY Mellon and any governmental authority BNY Mellon will make available to the Funds such publicly filed information regarding a criminal or regulatory investigation of BNY Mellon as it makes available to its clients generally. In each case, the Funds acknowledge and agree that BNY Mellon’s failure to make any such information available to the Funds shall not be deemed to be a breach of this Agreement.

23.	Limitation of Liability of the Trustees and Shareholders.

It is expressly acknowledged and agreed that the obligations of Customer hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Customer, personally, but shall bind only the property of the Customer, as provided in the Customer’s Declaration of Trust. The execution and delivery of this Agreement have been authorized by the trustees of the Customer and signed by an officer of the Customer, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Customer as provided in its Declaration of Trust.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the date first written above.

WISDOM TREE TRUST

By:	/s/ Jonathan Steinberg
on behalf of each Fund identified on Exhibit A attached hereto
Name:	Jonathan Steinberg
Title:	CEO
Date:	Sep 26, 2024

THE BANK OF NEW YORK MELLON

By:	/s/ Michael Gronsky
Name:	Michael Gronsky
Title:	Senior Vice President
Date:	Sep 26, 2024

EXHIBIT A

Funds

WisdomTree Emerging Markets ex-China Fund
WisdomTree Artificial Intelligence and Innovation Fund
WisdomTree Battery Value Chain and Innovation Fund
WisdomTree China ex-State-Owned Enterprises Fund
WisdomTree Cybersecurity Fund
WisdomTree Efficient Gold Plus Gold Miners Strategy Fund
WisdomTree Emerging Markets Corporate Bond Fund
WisdomTree Emerging Markets Efficient Core Fund
WisdomTree Emerging Markets ex-State-Owned Enterprises Fund
WisdomTree Emerging Markets High Dividend Fund
WisdomTree Emerging Markets Local Debt Fund
WisdomTree Emerging Markets Multifactor Fund
WisdomTree Emerging Markets Quality Dividend Growth Fund
WisdomTree Emerging Markets SmallCap Dividend Fund
WisdomTree Global ex-U.S. Quality Dividend Growth Fund
WisdomTree Global High Dividend Fund
WisdomTree India Earnings Fund
WisdomTree India Hedged Equity Fund
WisdomTree New Economy Real Estate Fund
WisdomTree BioRevolution Fund
WisdomTree Cloud Computing Fund
WisdomTree Dynamic Currency Hedged International Equity Fund
WisdomTree Dynamic Currency Hedged International SmallCap Equity Fund
WisdomTree Europe Hedged Equity Fund
WisdomTree Europe Hedged SmallCap Equity Fund
WisdomTree Europe Quality Dividend Growth Fund
WisdomTree Europe SmallCap Dividend Fund
WisdomTree International AI Enhanced Value Fund
WisdomTree International Efficient Core Fund
WisdomTree International Equity Fund
WisdomTree International Hedged Quality Dividend Growth Fund
WisdomTree International High Dividend Fund
WisdomTree International LargeCap Dividend Fund
WisdomTree International MidCap Dividend Fund
WisdomTree International Multifactor Fund
WisdomTree International Quality Dividend Growth Fund
WisdomTree International SmallCap Dividend Fund
WisdomTree Japan Hedged Equity Fund
WisdomTree Japan Hedged SmallCap Equity Fund
WisdomTree Japan SmallCap Dividend Fund

WisdomTree Efficient Gold Plus Equity Strategy Fund
WisdomTree 1-3 Year Laddered Treasury Fund
WisdomTree 7-10 Year Laddered Treasury Fund
WisdomTree Bianco Total Return Fund
WisdomTree Bloomberg U.S. Dollar Bullish Fund
WisdomTree Emerging Currency Strategy Fund
WisdomTree Floating Rate Treasury Fund
WisdomTree Interest Rate Hedged High Yield Bond Fund
WisdomTree Interest Rate Hedged U.S. Aggregate Bond Fund
WisdomTree Mortgage Plus Bond Fund
WisdomTree U.S. AI Enhanced Value Fund
WisdomTree U.S. Corporate Bond Fund
WisdomTree U.S. Efficient Core Fund
WisdomTree U.S. High Dividend Fund
WisdomTree U.S. High Yield Corporate Bond Fund
WisdomTree U.S. LargeCap Fund
WisdomTree U.S. LargeCap Dividend Fund
WisdomTree U.S. MidCap Fund
WisdomTree U.S. MidCap Dividend Fund
WisdomTree U.S. MidCap Quality Growth Fund
WisdomTree U.S. Quality Growth Fund
WisdomTree Voya Yield Enhanced USD Universal Bond Fund
WisdomTree PutWrite Strategy Fund
WisdomTree U.S. Multifactor Fund
WisdomTree U.S. Quality Dividend Growth Fund
WisdomTree U.S. Short-Term Corporate Bond Fund
WisdomTree U.S. SmallCap Fund
WisdomTree U.S. SmallCap Dividend Fund
WisdomTree U.S. SmallCap Quality Dividend Growth Fund
WisdomTree U.S. SmallCap Quality Growth Fund
WisdomTree U.S. Total Dividend Fund
WisdomTree U.S. Value Fund
WisdomTree Yield Enhanced U.S. Aggregate Bond Fund
WisdomTree Yield Enhanced U.S. Short-Term Aggregate Bond Fund
WisdomTree Alternative Income Fund
WisdomTree Enhanced Commodity Strategy Fund
WisdomTree Managed Futures Strategy Fund
WisdomTree Target Range Fund

EXHIBIT B

I, [Name]                  , of            [Fund Name] , a [State] [corporation/trust] (the “Fund”), do hereby certify that:

The following individuals have been authorized by the Board of the Funds to provide instructions on each Fund’s behalf, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of ___________, 202__, between each Fund and The Bank of New York Mellon.

Name	Position	Signature

EXHIBIT C

Information Security Program

Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

I.     Information Security Program Overview.

A.       “Services” means the services provided under the Agreement.

B.       During the term of the Agreement, BNY Mellon will implement and maintain an information security program ("ISP") with written policies and procedures reasonably designed to protect the confidentiality and integrity of Customer’s Confidential Information provided to BNY Mellon in accordance with the Agreement and when in BNY Mellon’s possession or under BNY Mellon’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its clients, and (iv) provide for secure disposal of Customer Data.

C.       BNY Mellon’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, BNY Mellon’s business activities or other factors. BNY Mellon reserves the right to modify the ISP at any time, provided that BNY Mellon shall not diminish the overall level of protection this Exhibit is intended to provide.

II.     Security Incident Response and Notice.

A.       BNY Mellon will maintain a documented incident management process designed to ensure timely detection of security events and response thereto.

B.       In the event of a declared Security Incident, BNY Mellon will (i) promptly notify Customer, (ii) provide updates to Customer regarding BNY Mellon’s response and (iii) use reasonable efforts to implement measures designed to prevent a reoccurrence of Security Incidents of a similar nature.

C.       “Security Incident” means any known loss or unauthorized access, disclosure, use, alteration or destruction of Customer Data.

III.     Governance. BNY Mellon shall, upon request, (i) provide a copy of its most recent SSAE-18 or equivalent external audit report to Customer, which Customer may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY Mellon’s security controls; (ii) engage a third party provider to perform penetration testing of BNY Mellon systems used to provide the Services and, upon request, provide Customer confirmation of such testing, and (iii) participate in Customer’s reasonable information security due diligence questionnaire process.

A.       BNY Mellon shall also, no more than once in any 12 month period and upon request, on a mutually agreed date during business hours and subject to BNY Mellon’s facility security policies and availability of personnel:

(i)       meet with Customer subject matter experts in a BNY Mellon clean room to review information security policies, procedures and similar related information; provided that no documentation may be copied, disclosed to any third party, or transmitted or removed from BNY Mellon premises except as mutually agreed in writing; and

(ii)       permit access to a BNY Mellon data center used to process Customer Data and provide the Services by no more than three Customer representatives, including employees of a regulatory or supervisory authority of Customer that is also a regulatory or supervisory authority of BNY Mellon, for a maximum of 3 hours in order to conduct a visual inspection of the environment and its controls.

Notwithstanding any provision in the Agreement to the contrary, Customer shall not disclose any verbal or written information obtained during the foregoing meetings described in above subsections (i)-(ii) to any third party or use it for any purpose other than evaluating BNY Mellon’s security controls, without BNY Mellon’s prior written consent. Customer shall reimburse BNY Mellon for any costs and expenses reasonably incurred in connection with Customer’s review (including that of the regulatory or supervisory authority personnel) of BNY Mellon’s security controls and data center.

IV.     Network and Communications Security.

A.       Asset Management. BNY Mellon will maintain an inventory of its system components, hardware and software used to provide the Services, and will review and update such inventory in accordance with the ISP.

B.       Change Management. BNY Mellon shall require that changes to its network or software used to provide the Services are tested and applied pursuant to a documented change management process.

C.       Security Monitoring. BNY Mellon will monitor cyber threat intelligence feeds daily. BNY Mellon will deploy Denial of Service (DoS) and Distributed DoS solutions.

D.      Network Segmentation. BNY Mellon’s infrastructure utilizes a multi-tier architecture, including a DMZ, to isolate the internal infrastructure from external networks. Traffic from external sources will traverse firewalls and pass through multiple layers of malware protection prior to processing. BNY Mellon’s production environment used to provide the Services will be segregated from pre-production regions and BNY Mellon’s internal segment.

E.      Vulnerability Management. BNY Mellon will maintain a documented process to identify and remediate security vulnerabilities affecting its systems used to provide the Services. BNY Mellon will classify security vulnerabilities using industry recognized standards and conduct continuous monitoring and testing of its networks, hardware and software including regular penetration testing and ethical hack assessments. BNY Mellon will remediate identified security vulnerabilities in accordance with its process.

F.       Malicious Code. BNY Mellon will deploy industry standard malicious code protection and identification tools across its systems and software used to provide the Services.

G.    Communications. BNY Mellon will protect electronic communications used in the provision of Services, including instant messaging and email services, using industry standard processes and technical controls and in accordance with the ISP.

V.       Application Security. The ISP will require that in-house application development be governed by a documented secure software development life cycle methodology, which will include deployment rules for new applications and changes to existing applications in live production environments.

VI.       Logging. The ISP will require the maintenance of network and application logs as part of BNY Mellon’s security information and event management processes. Logs are retained in accordance with law applicable to BNY Mellon’s provision of the Services as well as BNY Mellon’s applicable policies. BNY Mellon uses various tools in conjunction with such logs, which may include behavioral analytics, security monitoring case management, network traffic monitoring and analysis, IP address management and full packet capture.

VII.       Data Security.

A.      Identity & Access Management. BNY Mellon will implement reasonable and industry recognized user access rules for users accessing Customer Data based on the need to know and the principle of least privilege, and including user ID and password requirements, session timeout and re-authentication requirements, unsuccessful login attempt limits, privileged access limits and multifactor authentication or equivalent safeguard where risk factors indicate that single factor authentication is inadequate.

B.       Data Segregation. The ISP will require that (i) Customer Data is stored in either physically or logically segregated databases from other BNY Mellon data and (ii) different databases are maintained for development, testing, staging and production environments used in the provision of Services.

C.       Encryption. BNY Mellon will (i) encrypt Customer Data in transit to an external network using transport layer security or other encryption method and (ii) protect Customer Data at rest, in each case as BNY Mellon determines to be appropriate in accordance with the ISP and law applicable to BNY Mellon’s provision of the Services.

D.       Remote Access. The ISP will restrict remote access to BNY Mellon systems to authorized users using multifactor authentication or equivalent safeguard, and will require such access to be logged.

E.       Devices. BNY Mellon will restrict the transfer of Customer Data from its network to mass storage devices. BNY Mellon will use a mobile device management system or equivalent tool when mobile computing is used to provide the Services. Applications on such authenticated devices will be housed within an encrypted container and BNY Mellon will maintain the ability to remote wipe the contents of the container.

F.       Data Leakage Prevention (DLP). BNY Mellon will deploy DLP tools reasonably designed to help detect and prevent unauthorized transfers of Customer Data outside BNY Mellon’s network.

G.          Disposal. BNY Mellon will maintain chain of custody procedures and require that any Customer Data requiring disposal be rendered inaccessible, cleaned or scrubbed from such hardware and/or media using industry recognized methods.

VIII.       Personnel. BNY Mellon will undertake background checks during the recruitment process of personnel involved in the provision of the Services, subject to applicable laws, and require its personnel involved in the provision of Services to undertake annual training on the aspects of the ISP applicable to the personnel’s job function.

IX.         Physical Security. BNY Mellon will deploy perimeter security such as barrier access controls around its facilities processing or storing Customer Data. The ISP will include (i) procedures for validating visitor identity and authorization to enter the premises, which may include identification checks, issuance of identification badges and recording of entry purpose of visit and (ii) physical security policies for personnel, such as a “clean desk” policy. In accordance with its ISP and applicable law, BNY Mellon will install closed circuit television (“CCTV”) systems and CCTV recording systems to monitor and record access to controlled areas, such as data centers and server rooms.

X.           Subcontracting. BNY Mellon will implement a third party governance program designed to provide oversight over unaffiliated third parties used to provide the Services (“Subcontractors”).

XI.       BCP/DR. BNY Mellon will implement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the Services. Such plans shall cover the facilities, systems, applications and employees that are critical to the provision of the Services, and will be tested at least annually to validate that the recovery strategies, requirements and protocols are viable and sustainable.

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of each Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon.”

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation support and computation accounting services for each Fund:

▪	Journalize investment, capital share and income and expense activities;
▪	Maintain individual ledgers for investment securities;
▪	Maintain historical tax lots for each security;
▪	Reconcile cash and investment balances of each Fund with the Fund’s custodian and provide the Fund’s investment adviser, as applicable, with the beginning cash balance available for investment purposes upon request;
▪	Calculate various contractual expenses;
▪	Calculate capital gains and losses;
▪	Calculate daily distribution rate per share;
▪	Determine net income;
▪	Obtain security market quotes and currency exchange rates from pricing services approved by a Fund’s investment adviser (including facilitating pricing challenges and periodically providing secondary price reports), or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund's valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund's investments, including securities lending related cash collateral investments, itself;
▪	Calculate Net Asset Value in the manner specified in the Fund’s Offering Materials and its current valuation policy (which, for the service described herein, shall include the Fund’s Net Asset Value error policy);

▪	Such net asset value reports and statements shall be provided to the Fund and to Authorized Participants on days when the exchange listing the Fund is operating, in each case by such means as BNY Mellon and the Fund may agree upon from time to time.

Transmit or make available a copy of the daily portfolio valuation to a Fund’s investment adviser;

▪	Publish basket to NSCC on for each day on which trading occurs on the NYSE;
▪	Compute yields, SEC yields and portfolio average dollar-weighted maturity as applicable; and
▪	Compute portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for each Fund:

▪	Financial Statement Preparation & Review

•	Prepare the Fund’s respective class level annual and semi-annual shareholder reports with respect to a fund registered on Form N-1A for shareholder delivery and for inclusion in Form N-CSR (requires “Typesetting Services” as described herein) and webhosting, which requires the applicable typesetting services and terms as follows;

o	BNY Mellon will create financial compositions for the applicable financial report and related EDGAR files.

o	BNY Mellon will maintain country codes, industry class codes, security class codes, and state codes.

o	BNY Mellon will create components that will specify the proper grouping and sorting for display of portfolio information.

o	BNY Mellon will create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY Mellon will enter).

BNY Mellon will process, convert, and load security and general ledger data.
o	BNY Mellon will perform document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY Mellon and a Fund, BNY Mellon will use the same layout for production data for every successive reporting period).

o	BNY Mellon will generate financial reports (using the capabilities of a financial printer or other vendor) which include the following:
▪	Identifying information at the beginning of the shareholder report;
▪	Class expense example;
▪	Management Discussion of Fund Performance (semi- annual shareholder report at Customer’s option);
▪	Key fund statistics including total advisory fees paid by the fund, portfolio turnover rate, net assets, and number of holdings;
▪	Graphical representation of holdings;
▪	Material fund changes (if applicable) (semi-annual shareholder report at a Fund’s option);
▪	Changes in and disagreements with accountants in summary form (if applicable);
▪	Statement regarding the availability of certain additional information; and
▪	Additional fund information as mutually agreed in writing between BNY Mellon and a Fund.

o	Unless mutually agreed in writing between BNY Mellon and a Fund, BNY Mellon will use the same layout and format for every successive reporting period for the typeset reports. At the request of Customer and upon the mutual written agreement of BNY Mellon and a Fund as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the financial printer or other applicable vendor to, change the format or layout of reports from time to time.

•	Prepare the Fund’s quarterly schedule of portfolio holdings (requires “Typesetting Services” as described herein) for inclusion in Form N- PORT;

•	Prepare, circulate and maintain the Fund’s financial reporting production calendar;
•	Prepare and file (or coordinate the filing of) a Fund’s Form 24f-2;
•	Supply requisite fund accounting information to the Fund for the preparation and coordination of the filing of the Fund’s monthly website files.

▪	Modernization Reporting Services
•	BNY Mellon shall provide the Modernization Reporting Services set forth in this section to the Funds following a full service operating model. This operating model requires BNY Mellon to include the actual filing of the reports as part of the services noted in this section. Modernization Reporting Services are “Vendor Eligible Services” as contemplated in Section 14(b)(iv) of the Agreement.

•	FORM N-PORT. BNY Mellon, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the creation of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the SEC.

•    The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-PORT to be filed under the Agreement.

•     Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout and format for every applicable successive reporting period for Form N-PORT.

•	FORM N-CEN. BNY Mellon, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

•     The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-CEN to be filed under this Agreement.

•     Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same source for obtaining the information and method for performing the required calculations for every successive Form N-CEN.

•	Fixed Income Risk Analytics. BNY Mellon shall calculate the portfolio and security-level risk metrics required within Form N-PORT and Form N-CEN (referenced above in this section).

•	Liquidity Rule Analysis. BNY Mellon shall perform a daily analysis for liquidity classifications and monitor liquidity thresholds per the requirements for Form N-PORT and Form N-CEN (referenced above) and Rule 22e-4.

•     The analysis provided by BNY Mellon is subject to and dependent upon the Fund providing all necessary security classifications and percentage thresholds necessary to perform such analysis. The parties hereto acknowledge that the Fund is solely responsible for the adoption, adequacy and effectiveness of the Fund’s liquidity risk management program.

•	BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Section, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party.

•	The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, the preparation of each report described in this section. The Fund shall provide to BNY Mellon timely sign-off of the preparation of each such report and timely authorization and direction to file each such report. Absent such timely sign-off, authorization and direction by the Fund, BNY Mellon shall be excused from its obligations to prepare the affected report and to file the affected report. BNY Mellon is providing the services related to such reports based on the acknowledgement of the Fund that such services, together with the activities of the Fund in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

•	For such time as this section remains in effect, BNY Mellon shall be responsible for the retention of the filed reports described in this section in accordance with any applicable rule or regulation.

▪	Typesetting Services1

•	Create financial compositions for the applicable financial report and related EDGAR files;

•	Maintain country codes, industry class codes, security class codes and state codes;

•	Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

•	Create components that will specify the proper grouping and sorting for display of portfolio information;

•	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY Mellon will enter);

•	Process, convert and load security and general ledger data;

•	Include data in financial reports provided from external parties to BNY Mellon which, includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

•	Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY Mellon and a Fund, BNY Mellon will use the same layout for production data for every successive reporting period);

 _________________________

1 Separate fees will apply for the noted services.

•	Generate financial reports using the Vendor’s capabilities which include the following:
o	front/back cover;
o	table of contents;
o	shareholder letter;
o	Management Discussion and Analysis commentary;
o	sector weighting graphs/tables;
o	disclosure of Fund expenses;
o	schedules of investments;
o	statement of net assets;
o	statements of assets and liabilities;
o	statements of operation;
o	statements of changes;
o	statements of cash flows;
o	financial highlights;
o	notes to financial statements;
o	report of independent registered public accounting firm;
o	tax information; and
o	additional Fund information as mutually agreed in writing between BNY Mellon and a Fund.

▪	Unless mutually agreed in writing between BNY Mellon and a Fund, BNY Mellon will use the same layout and format for every successive reporting period for the typeset reports. At the request of a Fund and upon the mutual written agreement of BNY Mellon and the Fund as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the Vendor to change the format or layout of reports from time to time.

TAX SERVICES

BNY Mellon shall provide the following tax services for each Fund:

▪	Tax Provision Preparation
•	Prepare fiscal year-end tax provision analysis;

•	Process tax adjustments on securities identified by a Fund that require such treatment;
•	Prepare ROCSOP adjusting entries; and
•	Prepare financial statement footnote disclosures.
▪	BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY Mellon is responsible for processing such identified securities, in accordance with

U.S. tax laws and regulations.

▪	Excise Tax Distributions Calculations
•	Prepare calendar year tax distribution analysis;

•	Process tax adjustments on securities identified by a Fund that require such treatment; and
•	Prepare annual tax-based distribution estimate for each Fund.

▪	BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY Mellon is responsible for processing such identified securities, in accordance with

U.S. tax laws and regulations.

▪	Other Tax Services
•	Calculate and report wash sale deferrals with respect to transactions for the Fund based upon an agreed upon schedule with BNY Mellon;

•	Prepare for execution and filing, the federal and state income and excise tax returns;

•	Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

•	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

•	Taxable income calculations for dividend distributions on certain funds, subject to the Fund providing appropriate and necessary information to BNY Mellon.

•	Gain/loss reporting for Fund sub-advisers before and after fiscal-year end rebalances.

▪	Uncertain Tax Positions
•	Documentation of all material tax positions taken by a Fund with respect to specified fiscal years and identified to BNY Mellon (“Tax Positions”);

•	Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures, and (v) Subchapter M compliance work papers;

•	Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;
•	Review relevant statutory authorities;
•	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund;

•	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY Mellon; and
•	Delivery of a written report to the applicable Fund detailing such items.

▪	The following are expressly excluded from the Uncertain Tax Positions services: (i) assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice. Additionally, none of the Uncertain Tax Positions services shall be deemed to be or constitute a tax opinion or tax advice.

(a)       The Fund shall provide such information and documentation as BNY Mellon may reasonably request in connection with the Uncertain Tax Positions services. The Fund's independent public accountants shall cooperate with BNY Mellon and make such information available to BNY Mellon as BNY Mellon may reasonably request.

(b)       Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to BNY Mellon pursuant to this Agreement, (i) BNY Mellon is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Uncertain Tax Positions services, (ii) management of the Fund is responsible for complying with all uncertain tax positions reporting obligations relating to the Fund and BNY Mellon shall have no liability to the Fund or any other entity or governmental authority with respect to any tax positions taken by the Fund, (iii) BNY Mellon shall have no liability either for any error or omission of any other service provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission, and (iv) the Fund shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Uncertain Tax Positions service the Fund’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance of the applicable Uncertain Tax Positions service and the preparation and delivery to the Fund of a corrected report (if necessary), such re-performance, preparation and delivery to be provided at no additional service charge to the Fund.

▪	IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY Mellon informs a Fund that any U.S. tax advice contained in any communication from BNY Mellon to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services for each Fund:

▪	In accordance with Instructions received from a Fund, and subject to portfolio limitations as provided by such Fund to BNY Mellon in writing from time to time, monitor such Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY Mellon maintains in the normal course of its business all data necessary to measure the Fund’s compliance or receives necessary data from the Fund or other sources utilized by BNY Mellon in the normal course of its business. Such post-trade compliance testing shall be conducted on a daily basis using automated or, if necessary, manual means; if BNY Mellon detects a possible non-compliance with portfolio limitations applicable to a Fund, it shall promptly notify the Fund thereof;

▪	Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC (if required).

▪	Establish appropriate expense accruals and compute expense ratios, maintain expense files (including with respect to overdraft charges reporting) and coordinate the payment of Fund approved invoices;

▪	Calculate Fund approved income and per share amounts required for periodic (monthly, quarterly or annual) distributions to be made by the applicable Fund;

▪	Calculate total return information;

▪	Coordinate a Fund’s annual audit;

▪	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis, which may include foreign withholding reclaim reporting; and

▪	If the chief executive officer or chief financial officer of a Fund is required to provide a certification as part of the Fund’s Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance. BNY Mellon shall be required to provide the sub-certification only during the term of this Agreement with respect to the applicable Fund and only if it receives such cooperation as it may request to perform its investigations with respect to the sub- certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

REGULATORY ADMINISTRATION SERVICES

BNY Mellon shall provide the following regulatory administration services for each Fund:

▪	Maintain a regulatory calendar for each Fund listing various SEC filing and Board approval deadlines;

▪	Assemble and distribute board materials for quarterly meetings of the Board, including the drafting of agendas and resolutions for such quarterly meetings of the Board (with final selection of agenda items made by Fund counsel);

▪	Attend (in-person or telephonically) quarterly Board meetings and draft minutes thereof;

▪	Assist the Fund in the handling of SEC examinations by providing requested documents in the possession of BNY Mellon that are on the SEC examination request list; and

▪	Assist in the preparation of notices of annual or special meetings of shareholders and proxy materials relating to such meetings.

▪	eBoard Book Services:

•	Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly board meeting materials and such other board meeting materials as may be agreed between BNY Mellon and a Fund 2.

▪	38a-1 Compliance Support Services
•	Provide compliance policies and procedures related to certain services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification letters.

•	Assist in developing guidelines and procedures to improve overall compliance by the Funds and provide samples of such guidelines/procedures upon reasonable request.